EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES FIRST-QUARTER 2006 RESULTS

WILMINGTON, Mass. – May 9, 2006 -- Beacon Power Corporation (NASDAQ: BCON), a development stage company that designs and develops advanced products and services to support more stable and reliable electricity grid operation, announced its financial results for the first quarter ended March 31, 2006.

For the first quarter of 2006, Beacon Power reported revenue of $289,000 and a net loss of $2,822,000, or ($0.05) per share, compared to revenue of $636,000 and a net loss of $2,245,000, or ($0.05) per share, in the first quarter of 2005.

During the first quarter of 2006, Beacon Power incurred costs of $1,061,000 in research and development expense, compared to $486,000 in the first quarter of 2005. Selling, general and administrative expense was $1,930,000 during the first quarter of 2006, compared to $1,172,000 in the first quarter of 2005. At March 31, 2006, the Company had $12.5 million in cash and cash equivalents, with working capital of $11.2 million.

On January 1, 2006, Beacon Power adopted the provisions of Statement of Financial Accounting Standards No. 123(R) which requires the expensing of share-based awards. As a result, the Company recorded a non-cash charge of $342,000 in the quarter ended March 31, 2006 to reflect share-based compensation expense, which is reflected in research and development expense and selling, general and administrative expenses.

Beacon Power continues to make steady progress on its two installed Smart Energy Matrix demonstration systems in California and New York, which are expected to be commissioned and begin formal contract-specified testing periods in Q2 2006. Both systems have performed well thus far, and benefited from in-field improvements and upgrades made prior to the official testing. It is expected that both systems will complete their demonstrations and be formally evaluated by the respective energy authorities this year.

The Company is also developing its fourth-generation 25-kWh flywheel system, which will be the core component of commercial-scale Smart Energy Matrix frequency regulation systems. The Smart Energy 25 development effort is on schedule, with a prototype unit expected to be running in Q4 2006. In addition to being the core of the Smart Energy Matrix, this new “Gen 4” flywheel also has market potential for other electric power applications, such as oil and gas exploration, wind system integration, distributed generation and several off-grid uses.

About Beacon Power Corporation

Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon’s Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S.

For more information, please contact James Spiezio, Chief Financial Officer at Beacon Power Corporation, tel. 978.694.9121; fax 978.694.9127; email spiezio@beaconpower.com, or send mail to 234 Ballardvale Street, Wilmington, MA 01887. Visit Beacon Power at www.beaconpower.com

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result;

any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives,; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2006	2005

Revenue	288,595	636,134
Cost of goods sold	244,925	670,507
Gross profit	43,670	(34,373)

Operating expenses:
Selling, general and administrative	1,929,532	1,172,379
Research and development	1,061,445	486,238
Loss on sales and contract commitments	--	547,707
Depreciation and amortization	21,229	18,191
Total operating expenses	3,012,206	2,224,515

Loss from operations	(2,968,536)	(2,258,888)

Other income, net	146,886	13,888
Loss to common shareholders	$(2,821,650)	$(2,245,000)

Loss per share, basic and diluted	$ (0.05)	$ (0.05)
Weighted-average common shares outstanding	58,700,036	43,792,791

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$ 12,546,304	$ 13,890,162
Accounts receivable, trade	358,822	588,440
Unbilled costs on government contracts	36,811	437,759
Prepaid expenses and other current assets	679,480	777,385
Total current assets	13,621,417	15,693,746

Property and equipment, net	191,067	212,296
Restricted cash	219,568	219,568
Total assets	$ 14,032,052	$ 16,125,610

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 158,866	$ 137,290
Accrued compensation and benefits	396,371	151,318
Other accrued expenses	877,391	844,742
Advance billings on contracts	148,331	74,820
Accrued contract loss	193,280	548,614
Restructuring reserve	621,954	713,469
Total current liabilities	2,396,193	2,470,253

Stockholders' equity:
Common stock	587,000	587,000
Deferred stock compensation	(602,856)	(1,063,145)
Additional paid-in-capital	153,431,705	153,089,842
Deficit accumulated during the development stage	(141,067,151)	(138,245,501)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders' equity	11,635,859	13,655,357

Total liabilities and stockholders' equity	$ 14,032,052	$ 16,125,610

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